Exhibit 99.1

News Announcement

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

Rich Cherecwich

WIT Strategy

774.254.0952

DG ACQUIRES PEER39 TO EXPAND ONLINE DATAOFFERING;

 NAMES CEO ELLENTHAL AS EVP OF DG’S GLOBAL SALES AND OPERATIONS

Provides Preliminary First Quarter 2012 Revenue Outlook Slightly Exceeding Expectations

Dallas, TX — April 23, 2012 - DG® (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today announced a definitive agreement to acquire privately held Peer39 Inc., a provider of webpage level data for approximately $15.5 million in cash and stock. By integrating Peer39 into DG’s online division MediaMind, the company is now positioned to be at the forefront of the large and fast growing real time bidding (RTB) market.

DG will pay $10 million in cash,issue approximately 357,000 shares and assume $2.3million earn out payment. The company will provide additional financial details on its first quarter earnings call on May 9, 2012. Subject to customary terms and closing conditions, the transaction is expected to close within a few days.

“Advertisers are looking to take advantage of RTB, a fundamentally disruptive and transformative trend in online advertising,” said Neil Nguyen, CEO of DG.  “The Peer39 solution complements existing data-driven solutions offered by MediaMind, strengthening our offering to the RTB trading market.”

Peer39’s data has been proven to drive significant performance for advertisers, while staying clear of online privacy concerns.  Since the data is strictly about the content and structure of web pages, it’s a cookie-free solution that is integral to buying (and selling) advertising online.  Peer39’s employees will join MediaMind, DG’s online division, and Peer39’s CEO Andy Ellenthal will become DG’s Executive Vice President of Sales and Ad Operations for both the TV and Online divisions, reporting directly to Neil Nguyen, CEO of DG.

Mr. Nguyen continued, “A key part of this transaction is the addition of Andy Ellenthal, CEO of Peer39, to the DG executive team.  Andy’sdeep management experience in advertising technology companies including holding key leadership roles atquadrantONE, PointRoll and DoubleClick adds a wealth of experience to the DG team.  We look for Andy to immediately add to our efforts to drive sales and streamline operations and help execute our strategy of a multi-screen campaign management platform.”

“Over the past several years I’ve watched DG become the provider of choice for advertising delivery. More recently, DG has made a number of strategic acquisitions of uniquecreative and delivery businesses, like MediaMind,  to address the growing online ad market,” said Mr. Ellenthal. “Now with the addition of Peer39,MediaMind customers can accessa consumer-friendly targeting solution for all their Premium and RTB buys while Peer39 customerswill benefit from MediaMind’s global footprint.I’m not aware of any other company that has all the key ingredients to deliver what advertisers really want:a toolset to createthe best possible advertising results while minimizing execution complexity.”

Q1 2012 Preliminary Outlook

Separately, DG announced that preliminary first quarter 2012 revenues will be approximately $92.7 million, benefitting from a slight outperformance by the TV business. The company will provide complete financial details for the quarter on May 9, 2012.

About Peer39

Peer39 is the leading provider of data based on the content and structure of web pages for the purpose of improving the relevance and effectiveness of online display advertising. Peer39’s data attributes are critical to Real Time Bidding (RTB).Peer39 analyzes pages across multiple supply sources and surfaces page level attributes across three channels: Quality, Safety and Category. This enables buyers to make bidding and buying decisions based on Peer39 page level attributes, aligning page environment with the brand, product or creative message defined by the advertisers. Peer39 has been proven to deliver value and performance, while adhering to the strictest cookie-free privacy standards, positioning it tobe included in each and every ad buy in RTB.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries. The Company’s television segment utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. The Company’s online segment, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising. For more information, visit www.DGit.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements. These statements include descriptions regarding the intent, belief or current expectations of DG or its officers with respect to the future consolidated results of operations and financial condition of DG, DG’s ability to continue to gain market share and capitalize on the anticipated global growth of digital advertising and DG’s ability to execute its strategic plans, including consummation of the M&A transaction announced herein. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied in the forward-looking statements as a result of various factors and assumptions, including factors discussed under the heading “Risk Factors” in DG’s Annual Report on form 10-K filed on February 29, 2012 and additional reports DG files with the Securities and Exchange Commission.